Exhibit 4.3

December 5, 2005

[Name and Address]

Dear Sirs:

Re: Generex Biotechnology Corporation
- Amendment to September 8 2005 Additional Investment Right

We make reference to the additional investment right issued by Generex Biotechnology Corporation (the “Company”) to _______ (“Holder”) on September 8, 2005 pursuant to which the Company, inter alia, granted to Holder the right to purchase a $500,000 principal amount debenture (the “AIR”).

The Initial Exercise Date (as that term is defined in the AIR) of the AIR is expressed therein as the 181st day after the date thereof. The Company hereby confirms that, in consideration of the exercise of the AIR by Holder and the delivery to the Company of a Notice of Exercise in respect thereof on or before the close of business on December 5, 2005, the Company has agreed to abridge the Initial Exercise Date and to honor the aforementioned Notice of Exercise.

Yours truly,

Generex Biotechnology Corporation

_______________________

Mark A. Fletcher
Executive Vice-President, General Counsel
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